Exhibit 99.1
Chart Industries Reports 2008 Second Quarter Results
Cleveland, Ohio — July 31, 2008 — Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the second quarter ended June 30, 2008.
•	Sales up 18% to $197.8 million

•	Earnings per share more than doubles to $0.76

•	Backlog approaches half billion dollar mark

•	Strong order intake across all business segments

•	Full-year sales and earnings guidance increased
Net sales for the second quarter of 2008 increased 18% to $197.8 million from $167.6 million in the comparable period a year ago. Gross profit for the second quarter of 2008 was $64.0 million, or 32.3% of sales, versus $51.3 million, or 30.6% of sales, in the comparable quarter of 2007.
Net income for the second quarter of 2008 was $22.2 million, or $0.76 per diluted share. This compares with second quarter 2007 net income of $8.4 million, or $0.32 per diluted share. The 2007 quarter included $7.1 million of one-time, pre-tax non-cash stock-based compensation expense, resulting primarily from the vesting of performance-based options in conjunction with the Company’s secondary stock offering completed in June 2007.
“We are very pleased with the continued quarterly margin improvement led by our Energy & Chemicals (“E&C”) segment resulting from a more favorable project mix and continued improvements in project execution,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “In addition, E&C also benefited from several performance incentives and change orders earned during the period which is an affirmation of the improved project execution.”
Backlog at June 30, 2008 was $498.1 million, 20% greater than the June 30, 2007 level of $415.3 million, and 6% greater than the backlog of $468.9 million at March 31, 2008. Orders for the second quarter of 2008 were $227.1 million compared with first quarter 2008 orders of $164.9 million.
“Our orders for the second quarter were very strong across all operating segments, particularly in the Distribution & Storage (“D&S”) segment” said Mr. Thomas. “Orders were also up significantly at E&C as compared with the first quarter of 2008. We continue to see robust bid activity as our markets remain strong.”

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2008 were $26.3 million, or 13.3% of sales, compared with $28.7 million, or 17.1% of sales, for the same quarter a year ago. The second quarter of 2007 included $7.1 million of one-time, non-cash stock-based compensation expense, related primarily to the secondary stock offering referenced above. Excluding these charges, SG&A would have been 12.9% of sales for the second quarter of 2007. The increase in SG&A expenses in the second quarter of 2008 was primarily the result of increased support costs related to business growth particularly in our international markets.
Net interest expense and financing costs amortization for the second quarter of 2008 was $4.9 million compared with $6.4 million for the same quarter a year ago, reflecting lower long-term debt outstanding as a result of voluntary prepayments made during the second quarter 2007, lower interest rates, and higher interest income associated with higher cash balances during the second quarter of 2008.
Cash provided by operations for the three months ended June 30, 2008 was $13.2 million compared with cash provided by operations of $7.3 million for the three months ended June 30, 2007. The increase was primarily due to higher net income partially offset by increased inventory and accounts receivable. Cash used in investing activities for the three months ended June 30, 2008 was $21.5 million compared with $5.6 million for the same period in 2007 and included $18.8 million for an acquisition. The Company ended the quarter with a very strong cash position in excess of $100 million.
SEGMENT HIGHLIGHTS
E&C segment sales improved by 35% to $78.2 million for the second quarter of 2008, compared with $58.1 million for the same quarter in the prior year. This increase is primarily attributable to increased throughput and flow through of our backlog growth in the second half of 2007. E&C gross profit margin increased to 32% in 2008 compared with 27% in 2007 primarily due to favorable project mix and improved execution. Performance incentives and change orders were earned on several projects contributing to the improved margins during the second quarter of 2008.
Distribution & Storage (“D&S”) segment sales for the second quarter of 2008 were $6.6 million higher at $93.2 million compared with $86.6 million for the second quarter of 2007. The increase was primarily due to an acquisition and higher volume in package gas systems as a result of continued growth in the global industrial gas market. In addition, D&S segment sales benefited in the current quarter from the strengthening of foreign currencies against the U.S. dollar. D&S gross profit margin decreased slightly to 30.8% in the quarter compared with 31.8% in 2007 a year ago, primarily due to lower volume in bulk tanks and timing of price increases versus material cost increases. The improved D&S order intake of $115.4 million in the second quarter of 2008 included improved bulk tank volume and several large engineered tank orders for the global industrial gas market.

BioMedical segment sales for the quarter increased to $26.4 million from $22.9 million for the same quarter in the prior year. Medical respiratory product sales increased $1.5 million primarily due to continued growth in European markets and biological storage systems sales increased $2.0 million due to higher volume in domestic and international markets. BioMedical gross profit margin increased to 38.4% in the quarter compared to 34.5% for the same period in 2007 primarily due to a continued shift to higher value added customer solutions for biological storage systems as well as favorable currency impact from euro denominated sales.
OUTLOOK
Based on year to date results, current order backlog, and second half expectations, the Company is raising previously announced sales and earnings guidance. Sales for 2008 are now expected to be in the range of $770 to $800 million, compared with previous guidance of $745 to $780 million. Full year earnings per share are now expected to be in the range of $2.55 to $2.65 per diluted share, compared with prior guidance of $2.33 to $2.45 per diluted share, on approximately 29.1 million weighted average shares outstanding.
FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future revenue, earnings or performance, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets which the Company serves; a delay, significant reduction in and/or loss of purchases by large customers; competition; general economic, political, business and market risks associated with the Company’s international operations; the Company’s ability to successfully manage its growth, including its ability to successfully acquire and integrate new product lines or businesses; the loss of key employees; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; additional liabilities related to taxes; fluctuations in foreign currency exchange and interest rates; and litigation and disputes involving the Company, including product liability, fixed-price contract, repair and warranty claims. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.
As previously announced, the Company will discuss its second quarter 2008 results on a conference call on Thursday July 31, 2008 at 10:30 a.m. ET. Participants may join the conference call by dialing (888) 241-0558 in the U.S. or (647) 427-3417 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in five to ten minutes prior to the start time.
A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (800) 695-2124 in the U.S. or (402) 220-1754 outside the U.S. and entering Access Code 54292109. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, August 14, 2008.
For more information, click here:
http://www.chart-ind.com/investor_relations.cfm/?b=1444&I=1
Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer and Treasurer
216-626-1216
michael.biehl@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Sales	$197,752	$167,587	$368,081	$320,050
Cost of sales	133,752	116,329	252,140	228,933

Gross profit	64,000	51,258	115,941	91,117

Selling, general and administrative expenses	26,345	28,803	49,420	48,347
Amortization expense	2,825	2,640	5,483	5,668
Other	(3)	66	(3)	66

	29,167	31,509	54,900	54,081

Operating income (1)	34,833	19,749	61,041	37,036

Other expense (income):
Interest expense and financing cost amortization, net	4,942	6,374	10,100	13,124
Foreign currency expense (income)	(1,460)	643	(1,610)	289

	3,482	7,017	8,490	13,413

Income before income taxes and minority interest	31,351	12,732	52,551	23,623
Income tax expense	9,192	4,343	15,765	8,056

Income before minority interest	22,159	8,389	36,786	15,567
Minority interest, net of taxes	(33)	(59)	(62)	(59)

Net income	$22,192	$8,448	$36,848	$15,626

Net income per common share — diluted	$0.76	$0.32	$1.27	$0.60

Weighted average number of common shares outstanding — diluted	29,100	26,588	29,029	26,199

(1)	Includes depreciation expense for the three months ended June 30, 2008 and 2007 of $2,473 and $1,947, respectively, and for the six months ended June 30, 2008 and 2007 of $4,695 and $3,506, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net Cash Provided by Operating Activities	$13,197	$7,339	$27,224	$8,376

Investing Activities
Capital expenditures	(2,682)	(5,567)	(6,383)	(10,591)
Acquisition of business, net of cash acquired	(18,828)	—	(18,828)	—
Other investing activities	—	(27)	(616)	(1,649)

Net Cash Used In Investing Activities	(21,510)	(5,594)	(25,827)	(12,240)

Financing Activities
Payments on revolving credit facilities or short-term debt	—	—	—	(750)
Principal payments on long-term debt	—	(40,000)	—	(40,000)
Stock offering-related proceeds	—	38,061	—	38,061
Other financing activities	827	1,958	2,172	1,780

Net Cash Provided By (Used In) Financing Activities	827	19	2,172	(909)

Net (decrease) increase in cash and cash equivalents	(7,486)	1,764	3,569	(4,773)
Effect of exchange rate changes on cash	784	153	4,797	195
Cash and cash equivalents at beginning of period	107,937	12,359	92,869	18,854

Cash And Cash Equivalents At End of Period	$101,235	$14,276	$101,235	$14,276

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,
	2008	December 31,
	(Unaudited)	2007
ASSETS

Current assets	$376,325	$329,047
Property, plant and equipment, net	106,374	99,579
Goodwill	263,188	248,453
Identifiable intangible assets, net	135,554	135,699
Other assets, net	12,362	12,976

TOTAL ASSETS	$893,803	$825,754

LIABILITIES & SHAREHOLDERS’ EQUITY

Current liabilities	$186,068	$174,694
Long-term debt	250,000	250,000
Other long-term liabilities	73,464	73,069

Shareholders’ equity	384,271	327,991

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$893,803	$825,754

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Sales

Energy & Chemicals	$78,197	$58,092	$152,065	$110,369
Distribution & Storage	93,164	86,562	167,508	163,341
BioMedical	26,391	22,933	48,508	46,340

Total	$197,752	$167,587	$368,081	$320,050

Gross Profit

Energy & Chemicals	$25,139	$15,817	$46,541	$21,844
Distribution & Storage	28,720	27,525	50,678	53,275
BioMedical	10,141	7,916	18,722	15,998

Total	$64,000	$51,258	$115,941	$91,117

Gross Profit Margin

Energy & Chemicals	32.1%	27.2%	30.6%	19.8%
Distribution & Storage	30.8%	31.8%	30.3%	32.6%
BioMedical	38.4%	34.5%	38.6%	34.5%
Total	32.4%	30.6%	31.5%	28.5%

Operating Income

Energy & Chemicals	$18,304	$9,717	$33,475	$9,867
Distribution & Storage	17,628	19,153	30,960	37,197
BioMedical	5,932	4,847	10,466	9,757
Corporate (1)	(7,031)	(13,968)	(13,860)	(19,785)

Total	$34,833	$19,749	$61,041	$37,036

(1)	The Corporate operating loss for the three and six months ended June 30, 2007 includes $7,086 of stock-based compensation expense primarily related to the vesting of performance-based options in conjunction with the Company’s secondary stock offering in June 2007.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Orders

Energy & Chemicals (1)	$84,989	$51,071	$146,447
Distribution & Storage	115,422	91,050	75,997
BioMedical	26,656	22,745	21,014

Total	$227,067	$164,866	$243,458

Backlog

Energy & Chemicals	$341,574	$334,793	$315,034
Distribution & Storage	146,507	124,175	92,586
BioMedical	10,056	9,972	7,653

Total	$498,137	$468,940	$415,273

(1)	Orders for the three months ended June 30, 2007 include an order in excess of $100 million from Energy World Corporation, as previously disclosed.